Code of Ethics
June 2020

Table of Contents

Introduction to the Code of Ethics	3
Definitions	5
Standards of Business Conduct	8
Personal Securities Transactions	9
Prohibition Against Insider Trading	15
Interested Transactions	18
Political Contributions	19
Gifts and Entertainment	21
Outside Business Activities	22
Reporting Code of Ethics Violations and Sanctions	23
Code of Ethics Acknowledgements and Records	24
Appendix A	25
Personal Trading Preclearance Request Form	25

Introduction to the Code of Ethics

This Code of Ethics (the “Code”) has been adopted by Wellesley Asset Management, Inc. (“WAM” or the “Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). As the investment adviser to mutual funds, this Code also is designed to comply with Rule 17j-1 under the Investment Company Act of 1940 (the “Company Act”).

The Code establishes rules of conduct for all employees of WAM and is designed to, among other things, govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a Beneficial Interest. The Code is based upon the principle that WAM and its employees owe a fiduciary duty to WAM’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by WAM continue to be applied. The purpose of the Code is to preclude activities that may lead to or give the appearance of conflicts of interest, Insider Trading, and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act and Section 17 of the Company Act (and the respective rules thereunder), both WAM and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with these Sections involves more than acting with honesty and good faith alone. It means that WAM has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

WAM and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided;

●	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

●	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, WAM expects every employee to demonstrate the highest standards of ethical conduct for continued employment with WAM. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with WAM. WAM’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.

Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”) for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with WAM, and certain violations of law may be reported to appropriate authorities.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of WAM in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised and the actions are consistent with applicable law. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield WAM personnel from liability for personal trading or other conduct that violates a fiduciary duty to our clients.

Every year, employees will (1) complete a questionnaire about circumstances that may require regulatory disclosure, and (2) inform WAM immediately if any of their questionnaire answers would change.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a Supervised Person advise the Chief Compliance Officer immediately if he or she becomes involved in or is threatened with litigation or an administrative investigation or legal proceeding of any kind. WAM will maintain such information on a confidential basis.

Definitions

For the purposes of this Code, the following definitions shall apply:

●	“1933 Act” means the Securities Act of 1933, as amended.

●	“1934 Act” means the Securities Exchange Act of 1934, as amended.

●	“Access Person” means any Supervised Person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund the Firm or its control affiliates manage or has access to securities recommendations; or is involved in making securities recommendations to clients that are nonpublic. For purposes of this Code, WAM considers all its employees to be Access Persons.

●	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

●	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

●	“Beneficial Interest” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the 1934 Act in determining whether a person has a Beneficial Interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the 1934 Act in determining whether a person is the Beneficial Owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●	“Chief Compliance Officer” or (“CCO”) refers to the Chief Compliance Officer of Wellesley Asset Management, Inc.

●	“Company Act” means the Investment Company Act of 1940, as amended.

●	“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See Advisers Act Rule 206(4)-5; Political Contributions by Certain Investment Advisers). Note: A Contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the Contribution is an indirect Contribution by the adviser, executive officer, solicitor or supervisor.

●	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

●	“Covered Account” means accounts of any Access Person and includes accounts of such Access Person’s immediate family (e.g., a spouse or domestic partner, the spouse’s or domestic partner’s children residing in the same household, or to whom the Access Person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect Beneficial Interest, such as trusts and custodial accounts or other accounts in which the Access Person has a Beneficial Interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control. An account that cannot hold Reportable Securities is not a Covered Account.

●	“Covered Associate” means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a Government Entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any such persons described in clauses (i) or (ii). (See Advisers Act Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

●	“Front Running” can occur when an individual purchases at a lower price or sells at a higher price before and with advance knowledge of (i) execution of a significant securities transaction by WAM or its clients in a size sufficient to move the market, or (ii) issuance or change in WAM’s securities recommendation to purchase or sell a security while in possession of material nonpublic information.

●	“Government Entity” means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See Advisers Act Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

●	“Initial Public Offering” or (“IPO”) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

●	“Inside Information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the ‘total mix’ of information available.

●	“Insider” is broadly defined as it applies to WAM’s Insider Trading Policy and Procedures. It includes our Firm’s officers, directors and employees. In addition, a person can be a “Temporary Insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, is given access to information solely for WAM’s purposes. A Temporary Insider can include, among others, WAM’s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, WAM may become a Temporary Insider of a client it advises or for which it performs other services. If a client expects WAM to keep the disclosed non-public information confidential and the relationship implies such a duty, then WAM will be considered an Insider.

●	“Insider Trading” is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an Insider) or to the communication of material, non-public information to others.

●	“Limited Offering” means an offering of securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the 1933 Act.

●	“Official” means any person (including any election committee for the person) who was, at the time of the Contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity. (See Advisers Act Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

●	“Portfolio Manager” refers to anyone listed as a portfolio manager at Wellesley Asset Management.

●	“Private Fund” means an issuer that would be an investment company as defined in Section 3 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) but for Section 3(c)(1) or 3(c)(7) of that Act.

●	“Reportable Fund” means any registered investment company (i.e., mutual fund) for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.

●	“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the Company Act, except that it does not include: (i) Direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Shares issued by open-end funds, unless it is a Reportable Fund; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, unless WAM or a control affiliate acts as the investment adviser or principal underwriter for the fund.

●	“Restricted List” represents a list of issuers about which WAM has Inside Information, and results in prohibitions on effecting either client or personal trades in such securities.

●	“Supervised Persons” means any directors, officers and partners of WAM (or other persons occupying a similar status or performing similar functions); employees of WAM; and any other person who provides advice on behalf of WAM and is subject to WAM’s supervision and control.

●	“Tipping” means communication of material nonpublic information to others who are not authorized to have that information.

●	“Watch List” typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm’s securities analysts or may more broadly apply the restriction to some or all Access Persons.

Standards of Business Conduct

WAM places the highest priority on maintaining its reputation for integrity and professionalism. Our reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and Company Act and also requires that all Supervised Persons comply with the various applicable provisions of the 1933 Act, the 1934 Act, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act (and Rule 204A-1 thereunder) and Section 17 of the Company Act (and Rule 17j-1 thereunder) require the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all WAM’s Supervised Persons as defined herein. These procedures cover transactions in a Reportable Security in which a Supervised Person has a Beneficial Interest in or accounts over which the Supervised Person exercises control as well as transactions by members of the Supervised Person’s immediate family and/or household.

Section 206 of the Advisers Act and Section 17 of the Company Act (and their respective rules) make it unlawful for WAM or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act, the Company Act, and rules thereunder.

Personal Securities Transactions

Statement of General Principles

All Access Persons owe a fiduciary duty to WAM and its clients. A fiduciary duty means a duty of loyalty, fairness and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

●	The duty to always place the interests of WAM and its clients first;

●	The requirement that all personal securities transactions be conducted in a manner consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	The fundamental standard that Access Persons must not take inappropriate advantage of their positions, or their relationship with WAM or its clients.

It is imperative that the personal trading activities of Access Persons be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Access Persons must adhere to the following restrictions on personal investing activities. These restrictions require preclearance and impose certain prohibitions.

Preclearance of Personal Securities Transactions

All personal securities transactions must comply with the obligations set forth in the Statement of General Principles. Access Persons are prohibited from trading a Reportable Security in a Covered Account, with the exception of ETFs unless preclearance for each such transaction is granted by the CCO, or their designee, by submitting a request online through ComplySci (https://wellesley.complysci.com/Membership/Login) or if ComplySci is unavailable by using the Personal Trading Preclearance Request Form (found in Appendix A).

To avoid even the appearance of impropriety, Access Persons are prohibited from trading a Reportable Security in a Covered Account on a day during which a purchase or sell order in that same security, or a related security, for a fund managed by WAM has occurred or is pending. This prohibition does not apply to Covered Accounts managed by WAM (“WAM Covered Account”) . Access Persons are also prohibited from trading a Reportable Security that appears on the Restricted List.

A security subject to these requirements (a “Reportable Security”) is defined in Section 202(a)(18) of the Advisers Act (e.g., stocks, bonds, options, etc.), except that it does not include:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end funds, unless WAM or a control affiliate acts as the investment adviser or principal underwriter for the fund (a Reportable Fund); and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, unless WAM or a control affiliate acts as the investment adviser or principal underwriter for the fund.

An Access Person need not seek preclearance with respect to:

●	Transactions in non-Covered Accounts;

●	Transactions in non-Reportable Securities;

●	Transactions in ETFs; and

●	Transactions effected for any account over which the person has no direct or indirect influence or control.

WAM Covered Account Preclearance Requirements

Access Persons do not need to preclear trades made in a WAM Covered Account unless the Access Person related to that account is a Portfolio Manager and his or her trades are not bundled with those of other accounts managed by WAM (i.e., mutual funds or other separately managed accounts managed for non-Access Persons) trading in the same security. Approval of such trades is valid for seven business days because the sometimes-illiquid nature of certain convertible bonds or the bundling of orders may necessitate extra time for the order to be fully executed in the marketplace.

WAM Covered Account Preclearance Requirements for Portfolio Managers

Portfolio Managers must seek preclearance for trades in their own WAM Covered Accounts that are not bundled with those of other accounts managed by WAM trading in the same security. All such requests must be submitted online through ComplySci (https://wellesley.complysci.com/Membership/Login) or if ComplySci is unavailable via the Personal Trading Preclearance Request Form (which may be submitted on their behalf by a member of the trading team) noting why the trade was not bundled with trades for other accounts managed by WAM.

Exchange Traded Equity or Exchange Traded Fund Preclearance Requirements

All approved trade requests for exchange traded equities and exchange traded funds must be executed by the close of business on the day in which preclearance is granted, except that approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted. If any order is not timely executed, a new request for preclearance must be submitted.

Stop Loss and Limit Order Preclearance Requirements

All approved stop loss and limit orders are valid for seven business days. Should the security not reach its stop loss/limit price by the end of the seventh business day and the Access Person wishes to maintain the stop loss/limit order, the Access Person must submit a new preclearance request online through ComplySci (https://wellesley.complysci.com/Membership/Login) or if ComplySci is unavailable by completing the Personal Trading Preclearance Request Form.

Option Preclearance Requirements

Access Persons may not write naked call options or buy naked put options on a security held by any portfolio managed by WAM. Access Persons may write covered call options or buy covered put options on a security owned by any portfolio managed by WAM at the discretion of the CCO, or the CCO’s designee. Access Persons may purchase options on securities not held by any portfolio managed by WAM, or purchase call options or write put options on securities held in any portfolio managed by WAM, at the discretion of the CCO, or the CCO’s designee.

IPO Preclearance Requirements

Portfolio Managers are not allowed to participate in IPOs. No Access Person shall acquire any Beneficial Ownership in any securities in an IPO for a Covered Account without the prior written approval of the CCO, or the CCO’s designee, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts. Access Persons who have been authorized to acquire securities in a limited offering must disclose that investment to the Portfolio Managers when such persons are involved in WAM’s subsequent consideration of an investment in that issuer, and WAM’s decision to purchase such securities must be independently reviewed by investment personnel with no personal interest in that issuer.

Private or Limited Offerings Preclearance Requirements

No Access Person shall acquire Beneficial Ownership of any securities in a Limited Offering or private placement without the prior written approval of the CCO, or the CCO’s designee, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts. Initial investments in a nonproprietary private or Limited Offering require a preclearance submission online through ComplySci (https://wellesley.complysci.com/Membership/Login) or if ComplySci is unavailable by completing the Personal Trading Preclearance Request Form (see Appendix A).

WAM currently manages a Private Fund. An Access Person is required to complete the requisite subscription documents prior to any initial investment in this private fund. Acceptance and approval of the Access Person’s subscription documents shall constitute the Firm’s requisite preclearance requirements.

Margin Transactions

Securities held in a margin account may be sold by the broker if an Access Person fails to meet a margin call. Access Persons may not have control over these transactions as the securities may be sold at certain times without the Access Person’s consent. A margin sale that occurs when an Access Person is aware of material, nonpublic information may, under some circumstances, be perceived as unlawful Insider Trading. Accordingly, Access Persons shall make every effort to satisfy all margin calls or designate or pledge securities held on margin to include only those securities that are not held in any portfolio managed by WAM.

Personal Securities Trading Limitations

WAM’s fiduciary duty to its clients and the obligation of all Access Persons to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of its clients first. As such, WAM expects all Access Persons to work diligently in meeting client expectations and fulfilling their job responsibilities. Although WAM’s policy does not impose strict limitations as to the number of transactions an Access Person is permitted to execute during a defined timeframe, the scope and volume of personal trading by Access Persons shall be periodically assessed. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances, WAM retains the authority to impose limitations on the personal trading activities of the Access Person. Furthermore, and as part of WAM’s oversight and monitoring of personal trading by Access Persons, the Firm may impose heightened supervision and or trading restrictions on an Access Person if it believes that such actions are warranted.

Reporting Requirements

Access Persons must periodically report their personal securities holdings and transactions to the CCO or their designee.

Holdings Reports

Each Access Person must submit the following holdings reports:

●	Initial Holdings Report: No later than 10 days after they become an Access Person, and the information must be current as of a date no more than 45 days prior to the date they became an Access Person.

●	Annual Holdings Reports: Annually, no later than 30 days after the calendar year end, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

Each holdings report must contain, at a minimum:

●	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	The date that Access Person submits the report.

The holdings report must be submitted online via ComplySci.

Access Persons must disclose brokerage or other investment accounts, including private investments, trusts, or investment clubs, in which they have direct or indirect influence or control (“Covered Accounts”) including the following:

●	Personal accounts (including WAM 401(k)s);

●	Accounts in which the Access Person’s spouse has beneficial interest;

●	Accounts in which the Access Person’s minor children or any dependent family member has a beneficial interest;

●	Joint or tenant-in-common accounts in which the Access Person is a participant;

●	Accounts for which the Access Persons acts as trustee, executor or custodian;

●	Accounts over which the Access Person exercises control or has any investment discretion; and

●	Accounts of any individual to whose financial support the Access Person materially contributes.

Holdings Reports Exemptions

The account types listed below cannot hold Reportable Securities and therefore the holdings do not need to be included in the holdings report (though the accounts themselves must be disclosed):

●	401(k) and 403(b) accounts that can only hold open end mutual funds (other than Reportable Funds and exchange traded funds);

●	Open-end mutual fund only accounts held directly at mutual fund companies;

●	529 college savings plans that can only hold open-end mutual funds (other than Reportable Funds and exchange traded funds); and

●	Variable annuity contracts.

Quarterly Transaction Reports

Except as otherwise provided below, every Access Person must submit a transaction report no later than thirty (30) days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter. Each transaction report must be submitted online via ComplySci and must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

●	The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Reportable Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date the Access Person submits the report.

With respect to any account established by an Access Person in which any securities (including non-Covered Securities) were held during the quarter for the direct or indirect benefit of the Access Person:

●	The name of the broker, dealer or bank with whom the Access Person established the account;

●	The date the account was established; and

●	The date that the report is submitted by the Access Person.

An Access Person need not submit a quarterly transaction report with respect to transactions:

●	Effected for, and securities held in, any account over which the person has no direct or indirect influence or control;

●	Effected pursuant to an Automatic Investment Plan (except that any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a quarterly statement report); and

●	If the report would duplicate information contained in securities transaction confirmations or brokerage account statements that WAM holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Opening and Closing of Covered Accounts

All Access Persons must notify the CCO, or their designee, after establishing a new custodial account or the closing of an existing custodial account, providing the following details:

●	Account Name and number

●	Name of Broker, Dealer or Bank; and

●	Date Established (or) Closed.

Special Reporting Requirements for Registered Representatives

All employees that are registered representatives must report their covered accounts to Foreside via Quest.

Monitoring and Review of Personal Securities Transactions

The CCO, or their designee, will monitor and review all reports required under the Code for compliance with the Code and applicable SEC rules and regulations. The CCO, or their designee, may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by WAM. Any transactions for any accounts of the CCO will be reviewed and approved by the President, or Vice President of Compliance.

Education

WAM will provide Access Persons with annual training (or at such other interval as the CCO determines is necessary) regarding the Code and related issues to remind Access Persons of their obligations under the Code, and inform them of any amendments and regulatory changes.

General Sanction Guidelines

It should be emphasized that all required filings and reports under the Code shall be monitored by the CCO or his or her designee. The CCO will receive and review report(s) of violations. Violators may be subject to an initial written notification, while a repeat violator, or even first-time violator, may receive reprimands including, but not limited to, administrative warnings, demotions, suspensions, monetary fines, or dismissal.

Written Report to Investment Company Board of Directors

No less frequently than annually, the CCO must furnish to the board of directors of each Reportable Fund a written report that:

●	Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

●	Certifies that WAM has adopted procedures reasonably necessary to prevent access persons from violating the Code.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and WAM to stringent penalties (as well as reputational harm). Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, WAM and its Supervised Persons may be sued by investors seeking to recover damages for Insider Trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised Persons of WAM and their immediate family members.

The laws on Insider Trading are unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised Person may trade, either personally or on behalf of others (including for investment funds and private accounts managed by WAM), while in the possession of material, nonpublic information, nor may any personnel of WAM communicate material, nonpublic information to others in violation of the law.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of Insider Trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to WAM’s securities recommendations and client securities holdings and transactions.

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the internet, a public filing with the SEC or some other government agency, the Dow Jones “tape”, The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by WAM (“Client Accounts”), you must determine whether you have access to material, nonpublic information relevant to the trade. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to the CCO.

●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

●	Do not communicate the information inside or outside the Firm, other than to the CCO.

●	After the CCO has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person or another person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, WAM must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of Insider Trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of Insider Trading cases). Second, the SEC has adopted a rule which expressly forbids trading and Tipping while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted Lists

Although WAM does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a Restricted List. Securities issued by companies about which a Supervised Person or limited number of Supervised Persons possess material, nonpublic information must be placed on the Restricted List until such time as the information becomes public.

Supervised Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on the Restricted List.

Interested Transactions

No Supervised Person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

●	Any direct or indirect Beneficial Ownership of any securities of such issuer;

●	Any contemplated transaction by such person in such securities;

●	Any position with such issuer or its affiliates; and

●	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Political Contributions

The SEC’s “Pay-to-Play Rule” imposes restrictions on political Contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political Contributions and places limits on the amounts of campaign Contributions that the investment adviser and/or certain of its Supervised Persons can give to state and local Officials or candidates that have the ability to award advisory contracts to the Firm.

The following terms apply to WAM’s Political Contributions policy:

●	“Contribution” is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

●	“Covered Associate” means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a Government Entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any of its Covered Associates. WAM takes a more conservative approach and for purposes of this policy, considers all Access Persons to be Covered Associates.

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an Official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a “timeout” period); (2) an adviser and its covered associates are prohibited from engaging in a broad range of fundraising activities for government Officials or political parties in the localities where the adviser is providing or seeking business from a government client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a government client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing “anything indirectly which, if done directly” would violate the rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s covered associate that is a natural person to contribute: (i) up to $350 to an Official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the Official at the time of the Contribution; and (ii) up to $150 to an Official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the Official at the time of the Contribution.

General Policy

It is WAM’s policy to permit the Firm, and its Covered Associates, to make political Contributions to elected Officials, candidates and others, consistent with this policy and regulatory requirements.

WAM recognizes that it is never appropriate to make or solicit political Contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public Officials. Accordingly, our Firm’s policy is to restrict certain political Contributions made to government Officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Because violations of the rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, WAM’s practice is to monitor and require prior approval of any political Contributions to government Officials.

●	The CCO, or their designee, will obtain appropriate information from new Supervised Persons , regarding any political Contributions made within the preceding two years (from the date he/she becomes a Covered Associate); such review may include an online search of the individual’s Contribution history as part of the Firm’s general background check.

●	On at least an annual basis, the CCO, or their designee, will require Covered Associates to confirm that such person(s) have reported any and all political Contributions.

Preclearance Required by Covered Associates for Political Contributions

No Covered Associate shall make a political Contribution without receiving prior approval of the CCO, or his or her designee, by submitting a request online via ComplySci.

Note that while the Pay-to-Play Rule permits de minimis Contributions to be made without triggering a timeout period, WAM requires Covered Associates to obtain preclearance of such Contributions to ensure that the Firm has complete and accurate records regarding political Contributions made by its Covered Associates.

In addition, Covered Associates are required to obtain approval from the Chief Compliance Officer, prior to agreeing to serve on the host committee for a political fundraiser.

Gifts and Entertainment

Giving, receiving, or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. WAM has adopted the policies set forth below to guide Supervised Persons in this area.

Gifts

Gifts may be given or received, so long as they are reasonable and not so frequent or extravagant as to raise any question of impropriety. Supervised Persons should not accept or provide any gifts or favors that might influence the decisions they or the recipient must make in business transactions involving WAM, or that others might reasonably believe would influence those decisions.

Giving or receiving cash gifts, checks, cash equivalents, gift certificates, and gift cards is prohibited.

Any Supervised Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of WAM, including gifts and gratuities with value in excess of $350 per person, per year ($100 for dual registered Supervised Persons) must obtain consent from the CCO, or their designee, before accepting such gift.

Supervised Persons may not give any gift with a value in excess of $350 per year ($100 for dual registered Supervised Persons) to an advisory client or persons who do business with, advise or render professional services to the Firm. Exceptions to the gift giving policy will be considered on a case by case basis by the CCO or their designee. Gifts of de minimis value (e.g. pens, notepads or modest desk ornaments) or promotional items of nominal value that display the Firm’s logo (e.g., umbrellas, tote bags or shirts) are not subject to the annual gift limit and are not subject to reporting under this policy as long as its value is substantially below the annual gift limit.

Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Entertainment

Supervised Persons may provide an occasional business meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety. (If a Supervised Person is not present for the entertainment, then it will be treated as a gift to the recipient.)

Reporting Requirements

Quarterly, each Supervised Persons must report any gift or entertainment given or received to the CCO or his or her designee via ComplySci (dual-registered Supervised Persons instead report to their Supervising Principal). This reporting requirement is for the purpose of helping WAM monitor the activities of its employees. However, the reporting of a gift or entertainment does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO or his or her designee.

Outside Business Activities

No Supervised Person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Wellesley Asset Management, Inc.’s clients. Where board service or an officer position is approved, Wellesley Asset Management, Inc. shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities. Supervised Person may, under certain circumstances, engage in outside business activities. Supervised Persons should carefully consider whether an outside business activity conflicts with, or has the appearance of conflicting with, the business of WAM or its clients, whether or not the Supervised Person is compensated for such activity.

Supervised Persons must disclose upon hiring any outside business activities they are engaged in.

Supervised Persons must use ComplySci to report and seek approval for their outside business activities.

Supervised Persons are prohibited from engaging in outside business activities involving clients or potential clients, relating to the business of WAM, or conflicting with or having the appearance of conflicting with the interest of WAM or its clients, without the prior written approval of the CCO or his or her designee. In addition, a Supervised Person must receive the prior written approval of the CCO or his or her designee for any outside business activities for which such Supervised Person is compensated or which involves a substantial amount of the Supervised Person’s time. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues

If a Supervised Person receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO, or his or her designee.

Dual-registered employees need to abide by FINRA Rule 3270 which requires registered representatives to provide prior written notice to their registering firm (Foreside) of all outside business activities, and receive prior written approval from the supervising principal and Foreside’s CCO or designee prior to engaging (directly or indirectly) in the activity. Outside business activities may need to be disclosed on a registered representative’s Form U4.

Reporting Code of Ethics Violations and Sanctions

All Supervised Persons shall promptly report to the CCO or, provided the CCO also receives such reports, to such other individual(s) designated in this Code of Ethics, all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Code of Ethics Acknowledgements and Records

Initial Acknowledgement

All Supervised Persons shall be provided with a copy of the Code and must initially acknowledge in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to the Code and must acknowledge to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All Supervised Persons must annually acknowledge in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised Persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Recordkeeping

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

●	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 and Company Act Rule 17j-1 that is or has been in effect during the past five years;

●	a record of any violation of WAM’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person of WAM;

●	a copy of each report made pursuant to Advisers Act Rule 204A-1 or Company Act Rule 17j-1, including any brokerage confirmations and account statements made in lieu of these reports;

●	a list of all persons who are, or within the preceding five years have been, Access Persons; and

●	a record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in IPOs and Limited Offerings within the past five years after the end of the fiscal year in which such approval is granted.

Appendix A
WELLESLEY ASSET MANAGEMENT, INC.

Personal Trading Preclearance Request Form

Section 1: To be Completed by Access Person

Access Person:	Account Number:

Security Name	Number of Shares or
and Ticker:	Dollar Amount:

Transaction Type:

☐ Purchase ☐ Sale ☐ Other (Stop Loss/Limit/Option)

To the best of my knowledge and belief, I am not in possession of any material, nonpublic information concerning the security listed above.

I understand that approval for a stop-loss or limit order is only valid for seven business days and must be resubmitted for approval if the stop-loss or limit order is still open after the seventh business day.

For all other transactions I understand that this approval is valid for today only.

Employee’s Signature	Date

Section 2: To be Completed by Trader

To the best of my knowledge and belief, and after due inquiry, there are no prior or pending trades today for the security listed above.

For limit orders only, to the best of my knowledge there is no plan to transact in the security listed above within the next seven business days.

Trader’s Signature	Date

Section 3: To be Completed by Compliance

Your request for preclearance in connection with a transaction in the above-listed security has been:

☐ Approved
☐ Denied

CCO, or their Designee’s, Signature	Date